UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2025 (January 24, 2025)

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-12456	58-1098795
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

470 East Paces Ferry Road, N.E., Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 261-4381

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LGTY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

 On January 24, 2025, Logility Supply Chain Solutions, Inc., a Georgia corporation (“Logility” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aptean, Inc., a Delaware corporation (“Parent” or “Aptean”), and Update Merger Sub, Inc., a newly formed Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger and the other transactions contemplated by the Merger Agreement are referred to below as the “Transactions.”

Prior to the execution of the Merger Agreement, the Company’s Board of Directors (the “Company Board”) unanimously (1) adopted the Merger Agreement and determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company’s shareholders, (2) approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the Transactions and (3) resolved to submit the Merger Agreement for approval by the Company’s shareholders and to recommend that the Company’s shareholders approve the Merger Agreement and the Transactions.

At the time the Merger becomes effective (the “Effective Time”), each share of the Company’s common stock, par value $0.10 per share (“Shares”), issued and outstanding immediately prior to the Effective Time (other than dissenting shares, treasury shares and shares owned by Parent or any wholly owned subsidiary of Parent), will be converted automatically into the right to receive $14.30 in cash, without interest (the “Merger Consideration”), subject to applicable tax withholding.

If the Transactions are consummated, the Shares will be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended, as promptly as practicable after the Effective Time.

Pursuant to the Merger Agreement, as of the Effective Time:

(a)
each outstanding Company stock option granted under the Company’s equity compensation plans (each, a “Company Option”), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of Shares subject to such Company Option multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per Share, subject to applicable tax withholding, provided that each Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration will be cancelled for no consideration; and

(b)
each outstanding Company restricted stock unit granted under the Company’s equity compensation plans (each, a “Company RSU”), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the Merger Consideration, subject to applicable tax withholding.

The Company’s shareholders will be asked to approve the Merger Agreement at a special meeting of shareholders of the Company (the “Special Meeting”). Pursuant to the Merger Agreement, the Company will prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement in preliminary form relating to the Special Meeting within 30 calendar days from the signing of the Merger Agreement (unless otherwise agreed to by Parent). The Company will mail the definitive proxy statement to its shareholders as promptly as reasonably practicable after the date the SEC confirms that it does not plan to review, or that it has no further comments on, such proxy statement (such date, the “Clearance Date”) (and, in no event, more than five business days after the Clearance Date unless otherwise consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed)).

Consummation of the Merger is subject to various closing conditions, including, among others, (1) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (the “Company Shareholder Approval”); (2) the receipt of required regulatory approvals, including expiration of the waiting period under the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the United Kingdom’s National Security and Investment Act 2021; and (3) the absence of any order, judgment, injunction, or determination of a governmental entity (a “Restraint”) or applicable law prohibiting the consummation of the Merger, other than any Restraints or laws that are in jurisdictions that are immaterial to the business and operations of Parent and the Company or would have an immaterial effect on Parent and the Company. Each party’s obligation to consummate the Merger is also subject to certain additional conditions, including the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers), the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects to the extent such covenants and agreements are required to be performed or complied with by such party prior to or at the closing, and the other party’s delivery of a customary officer’s certificate. In addition, Parent’s obligation to consummate the Merger is subject to the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) occurring and continuing with respect to the Company. The Transaction is expected to close in the second quarter of 2025, subject to the closing conditions above. The consummation of the Merger is not subject to any financing condition.

The Merger Agreement contains customary representations and warranties made by each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, and also contains customary covenants and agreements, including, among others, agreements by the Company (1) to use commercially reasonable efforts to conduct its business in the ordinary course in a manner consistent with past practice during the period between the execution of the Merger Agreement and the Effective Time (such period, the “Interim Period”), (2) not to engage in certain kinds of transactions or other activities during the Interim Period and (3) to convene and hold the Special Meeting for the purpose of obtaining the Company Shareholder Approval, as well as agreements by each of the parties to use their reasonable best efforts to obtain all required regulatory approvals.

The Company is subject to customary “no shop” restrictions on its ability to solicit, initiate or knowingly encourage or facilitate alternative acquisition proposals. However, at any time prior to receipt of the Company Shareholder Approval, the Company may provide information to and negotiate with third parties who submit an alternative acquisition proposal that the Company Board (or any authorized committee thereof) determines in good faith, after consultation with outside financial and legal advisors, constitutes (or would reasonably be expected to lead to) a Company Superior Proposal (as defined in the Merger Agreement), provided that such alternative acquisition proposal did not result from a breach of the “no shop” restrictions and subject to certain requirements being met before such action. Further, subject to certain limitations, at any time prior to receipt of the Company Shareholder Approval, the Company Board may withdraw or change its recommendation to the Company’s shareholders to approve the Merger in response to a Company Superior Proposal and the Company may terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Company Superior Proposal, provided that the Company has complied with the requirements set forth in the Merger Agreement, including giving Parent a prior opportunity to present revised terms that would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and subject to payment by the Company to Parent of a termination fee of $24,500,000 if the Merger Agreement is terminated.

Further, subject to certain limitations, at any time prior to receipt of the Company Shareholder Approval, the Company Board may withdraw or change its recommendation to the Company’s shareholders to approve the Merger in response to an Intervening Event (as defined in the Merger Agreement) and Parent may terminate the Merger Agreement in connection with such adverse recommendation change, provided that the Company has given Parent a prior opportunity to present revised terms that would alleviate the need for an adverse recommendation change and subject to payment by the Company to Parent of a termination fee of $24,500,000 if the Merger Agreement is terminated. Such termination fee may also be payable by the Company to Parent in connection with other terminations of the Merger Agreement pursuant to the terms thereof.

In addition, and subject to certain limitations, either party may terminate the Merger Agreement if (1) the Merger is not consummated on or before July 24, 2025 (the “Outside Date”), which date may be extended by Parent, upon written notice to the Company at least three days prior to the Outside Date, until October 24, 2025, under certain circumstances as specified in the Merger Agreement; (2) any final and non-appealable Restraint is in effect prohibiting the consummation of the Merger; or (3) the Company Shareholder Approval has not been obtained after conclusion of the Special Meeting (including any adjournments and postponements thereof).

Parent has obtained a debt financing commitment letter to finance the Transactions and to pay related fees and expenses (the “Financing”), subject to certain terms and conditions set forth in the commitment letter. However, neither the Financing nor the availability of any funds or other financing to Parent or any of its affiliates is a condition to the consummation of the Merger or the other Transactions.

The foregoing description of the Merger Agreement and the Transactions does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement and the foregoing description of its terms have been included in this filing to provide investors with information regarding its terms. Factual disclosures about the Company contained in the public filings the Company makes with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, the Company, Parent, Merger Sub, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the definitive proxy statement that the Company will file in connection with the Special Meeting.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As approved by the Compensation Committee of the Company Board in accordance with the Merger Agreement, and in connection with the treatment of Company Options and Company RSUs as described above, each then-outstanding and unvested Company Option held by James C. Edenfield, H. Allan Dow and Vincent C. Klinges (collectively, the “Named Executives”) will become fully vested at the Effective Time. As of the date hereof, the Named Executives hold the following numbers of outstanding and unvested Company Options:  Mr. Edenfield, 78,000; Mr. Dow, 900,000; and Mr. Klinges, 440,000.  Based on the Merger Consideration and the terms of the Merger Agreement, the cash payout value in the Transactions for Mr. Dow’s and Mr. Klinges’ unvested Company Options is $1,590,000 and $795,000, respectively. Mr. Edenfield’s Company Options all have an exercise price that is greater than the Merger Consideration, and therefore, are expected to have no cash payout value. None of the Named Executives hold Company RSUs.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated January 24, 2025, by and among Aptean, Inc., Update Merger Sub, Inc. and Logility Supply Chain Solutions, Inc.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*
Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

Forward-Looking Statements

Statements in this Current Report on Form 8-K (the “Form 8-K”) that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such statements are based on management’s expectations as of the date they are made and are not guarantees of future results. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “anticipate,” “believe,” “continue,” “could,” “expect,” “may,” “should,” “intend,” “seek,” “estimate,” “plan,” “target,” “project,” “likely,” “will,” “future” or other similar words or phrases. These risks and uncertainties include, but are not limited to, factors such as: (i) the ability to obtain regulatory approval and meet other closing conditions to the proposed transaction, including obtaining approval of Logility’s shareholders, on the expected timeframe or at all; (ii) potential adverse reactions or changes to business relationships, operating results, financial results and the business generally resulting from the announcement, pendency or inability to complete the proposed transaction on the expected timeframe or at all; (iii) actual or threatened litigation relating to the proposed transaction or otherwise; (iv) the inability to retain key personnel, management or clients, or potential diminished productivity due to the impact of the proposed transaction on the Company’s current and prospective employees, key management, clients and other business partners; (v) risks related to diverting management’s attention from the Company’s ongoing business operations; (vi) unexpected delays, costs, charges, fees or expenses resulting from the proposed transaction or the assumption of undisclosed liabilities related thereto; (vii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (viii) the risk that the price of the Company’s common stock may fluctuate during the pendency of the proposed transaction and may decline significantly if the proposed transaction is not completed; (ix) the ability to successfully integrate operations and employees and to realize anticipated benefits and synergies of the proposed transaction as rapidly or to the extent anticipated; (x) actions by competitors; (xi) general adverse economic, political, social and security conditions in the regions in which Logility and Aptean operate; and (xii) the other risks and uncertainties discussed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company subsequently files from time to time with the SEC. Statements in this Form 8-K that are “forward-looking” include, without limitation, statements about Aptean’s proposed transaction to acquire Logility (including the anticipated results, effects and timing of the proposed transaction). You are cautioned not to place undue reliance on these forward‑looking statements, which speak only as of the date of this Form 8-K. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this Form 8-K.

Additional Information and Where to Find It

This Form 8-K may be deemed to be solicitation material in respect of the proposed transaction between the Company and Aptean. The Company expects to announce a special meeting of shareholders as soon as practicable to obtain shareholder approval of the transaction. In connection with the transaction, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. INVESTORS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR FURNISHED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed or furnished by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.logility.com or by sending a written request to the Company in care of the Secretary, at Logility Supply Chain Solutions, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305. This Form 8-K is not a substitute for the definitive proxy statement or any other document that may be filed or furnished by the Company with the SEC.

Participants in the Merger Solicitation

The Company and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the special meeting of shareholders. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on July 8, 2024 in connection with its 2024 annual meeting of shareholders, under the sections titled “Proposal 1: Election of Directors,” “Executive Compensation,” “Fiscal 2024 Executive Compensation,” “Director Compensation” and “Security Ownership of Management and Certain Beneficial Owners and Management.” To the extent the security holdings of Logility’s directors and executive officers have changed since the amounts described in the Company’s 2024 proxy statement, such changes have been reflected in Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement related to the proposed transaction and other relevant materials to be filed or furnished with the SEC when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGILITY SUPPLY CHAIN SOLUTIONS, INC.

Dated: January 28, 2025	By:	/s/ Vincent C. Klinges
		Name:	Vincent C. Klinges
		Title:	Chief Financial Officer